                                                           EXHIBIT 99.7



                          BLUE DIAMOND SWAP AGREEMENT

                          DATED AS OF AUGUST 12, 1996


                                  BY AND AMONG

                                BOOMTOWN, INC.,

                       BLUE DIAMOND HOTEL & CASINO, INC.,

                             HOLLYWOOD PARK, INC.,

                             EDWARD P. ROSKI, JR.,

                                      IVAC

                                      AND

                              MAJESTIC REALTY CO.
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                               TABLE OF CONTENTS

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
1.       DEFINITIONS AND RULES OF INTERPRETATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.2     Rules of Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

2.       TRANSFER OF ROSKI NOTES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

         2.1     Transfer of Roski Notes on the Exchange Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.3     No Liabilities Assumed; Excluded Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

3.       TRANSFER OF BD INTEREST. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

         3.1     Transfer of BD Interest on the Exchange Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.3     Liabilities Assumed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

4.       CASH PAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

5.       EXCHANGE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

         5.1     Exchange Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         5.2     Cash Payment; Proration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         5.3     Deliveries by BD Transferor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         5.4     Deliveries by Roski  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.5     Additional Undertakings by Roski . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.6     Additional Undertakings by Boomtown, Blue Diamond,
                 Hollywood Park and BD Transferor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

6.       REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         6.1     Representations and Warranties of the Roski Entities . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         6.2     Representations and Warranties of Boomtown, Blue Diamond,
                 Hollywood Park and BD Transferor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

7.       CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

         7.1     Conditions to Execution and Delivery of this Agreement by Boomtown . . . . . . . . . . . . . . . . . . . .  18
         7.2     Conditions to Execution and Delivery of this Agreement by Roski  . . . . . . . . . . . . . . . . . . . . .  18
         7.3     Conditions to Exchange by BD Transferor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         7.4     Conditions to Exchange by Roski  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19


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                               TABLE OF CONTENTS
                                  (CONTINUED)

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8.       INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

         8.1     Indemnification by the Roski Entities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         8.2     Indemnification by Boomtown, Blue Diamond and BD Transferor. . . . . . . . . . . . . . . . . . . . . . . .   20
         8.3     Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

9.       ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

         9.1     Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         9.2     Consents, Authorizations and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         9.3     Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         9.4     Additional Deliveries; Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         9.5     Maintenance of Resort Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         9.6     Director's Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

10.      TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

         10.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         10.2    Other Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

11.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

         11.1    Changes, Waivers, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         11.2    Payment of Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         11.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         11.4    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         11.5    Survival of Representations and Warranties, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         11.6    Headings; References to Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         11.7    Choice of Law; Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         11.8    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         11.9    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         11.10   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         11.11   No third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         11.12   Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25


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
                          BLUE DIAMOND SWAP AGREEMENT



         This Blue Diamond Swap Agreement (this "Agreement") is made as of the 12th day of August, 1996 by and among Boomtown, Inc., a Delaware corporation ("Boomtown"), Blue Diamond Hotel & Casino, Inc., a Nevada corporation and a wholly-owned subsidiary of Boomtown ("Blue Diamond"), Hollywood Park, Inc., a Delaware corporation ("Hollywood Park"), Edward P. Roski, Jr., an individual residing in the State of California ("Roski"), IVAC, a California general partnership of which Roski is a partner ("IVAC") and Majestic Realty Co., a California corporation ("Majestic").

         WHEREAS, IVAC owns certain real property in Las Vegas, Nevada, on which a resort consisting of a casino, hotel, restaurant, recreational vehicle park and related facilities (as more fully defined below, the "Resort") is being operated by Blue Diamond as Boomtown Las Vegas;

         WHEREAS, Boomtown has advanced certain funds to IVAC to enable IVAC to complete development and construction of the Resort, which advances are evidenced by certain promissory notes issued by IVAC, which notes are governed by loan agreements and secured by deeds of trust on the Resort site and certain related property;

         WHEREAS, Blue Diamond has entered into a lease with IVAC for the Resort site, and has purchased and installed certain trade fixtures in the Resort;

         WHEREAS, Hollywood Park intends to enter into a strategic combination (the "Merger") with Boomtown pursuant to an Agreement and Plan of Merger dated as of April 23, 1996 by and among Hollywood Park, Boomtown and HP Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Hollywood Park (as amended and in effect from time to time, the "Merger Agreement");

         WHEREAS, subject to consummation of the Merger pursuant to the Merger Agreement, Boomtown and Blue Diamond intend either (a) to effect any one or combination of the following transfers of their respective interests in the Resort (i) a transfer to a subsidiary of Boomtown (an "SPC") created for the purpose and designated as an "Unrestricted Subsidiary" under the Boomtown Indenture (as defined below), or (ii) as set forth in Section 3.1, any other transfer which would achieve the result contemplated by this Agreement or (b) to retain their respective interests in the Resort, for the purpose of entering directly into the transactions contemplated by this Agreement;

         WHEREAS, it is the intent of the parties hereto that, upon consummation of the Merger pursuant to the Merger Agreement, subject to the terms and conditions set forth in this Agreement, the holder of such interests in the Resort, regardless of whether such holder is then Boomtown, Blue Diamond, Hollywood Park, any designated Affiliate (as defined below) of Hollywood Park, any SPC or other designated subsidiary of Boomtown or any combination thereof (any such holder(s), "BD Transferor") would either exchange such interests in the

Resort for the Roski Notes (as defined below) or effect the same result through a series of related transactions, and, in any such case, Roski would exchange the Roski Notes for such interests in the Resort (such exchange, however effected, the "Blue Diamond Swap");

         NOW THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Boomtown, Blue Diamond, Hollywood Park, Roski, IVAC and Majestic hereby agree as follows:

                 1.       DEFINITIONS AND RULES OF INTERPRETATION

                 1.1 Definitions. The following terms shall have the respective meaning set forth below, or in the Sections of this Agreement respectively referred to below:

                 "Affiliate" of any person or entity organized as a corporation, partnership, joint venture, business trust or other non-individual person, shall mean (i) any person or entity which directly or indirectly owns fifty percent (50%) or more of the stock, partnership or other beneficial interest of such person or entity, (ii) any corporation, partnership or other entity of which fifty percent (50%) or more of the stock, partnership or other beneficial interest is owned directly or indirectly by such person or entity, and (iii) any corporation, partnership or entity of which fifty percent (50%) or more of the stock, partnership or other beneficial interest is owned directly or indirectly by any person or entity that owns fifty percent (50%) or more of the stock, partnership or other beneficial interest of such person or entity.

                 "Affiliate Loan Agreement" shall mean the Affiliate Loan Agreement dated as of June 30, 1993, by and among IVAC, Majestic and Boomtown.

                 "Affiliate Note" shall mean the Affiliate Loan Note dated as of June 30, 1993, made by IVAC in favor of Boomtown.

                 "Affiliate Loan Deed of Trust" shall mean the Deed of Trust and Assignment of Rents and Security Agreement dated as of June 30, 1993, by and among IVAC, as trustor, Nevada Title Company, a Nevada corporation, as trustee and Boomtown and Majestic as tenants in common, as beneficiaries.

                 "Approvals" shall mean all governmental approvals, consents, licenses, findings of suitability, and permits, including without limitation, any approvals of Gaming Authorities, as may be required to effect the Blue Diamond Swap.

                 "Assumed Contracts" shall mean (i) the leases and notes identified on Schedule 1-A hereto, (ii) the gift shop leases and the sports book agreement between Boomtown and Leroy's Horse and Sports Place, dated November 30, 1995, (iii) the agreement for the family amusement center at the Resort, (iv) the maintenance contracts listed on Schedule 1-B hereto,





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(v) the outdoor sign agreements listed on Schedule 1-C hereto, (vi) the license and progressive service agreements listed on Schedule 1-D hereto and (vii) the agreements for entertainment at the Resort in effect on the Exchange Date.

                 "BD Interest" shall mean all of BD Transferor's right, title and interest in and to (i) the Affiliate Note, the Bridge Note, the Affiliate Loan Agreement, the Bridge Loan Agreement, the Purchase Option Agreement, the Affiliate Loan Deed of Trust, the Bridge Loan Deed of Trust and the Purchase Option Deed of Trust, (ii) the mortgage liens on, and other rights in, the Resort site and related properties respectively conveyed in trust under the Affiliate Loan Deed of Trust, the Bridge Loan Deed of Trust and the Purchase Option Deed of Trust, (iii) the Blue Diamond Lease, the Assumed Contracts, the FF&E and the Specified Assets and (iv) security systems, customer lists, telephone numbers, books and records, user manuals, plans, surveys, liquor and other licenses and inventories which are located at, or used principally in connection with, the Resort; provided, however, that the BD Interest shall include all interests of Boomtown and Blue Diamond in the foregoing as of the Exchange Date.

                 "BD Transferor" shall have the meaning ascribed thereto in the recitals hereto.

                 "Blue Diamond" shall have the meaning ascribed to such term in the recitals hereto.

                 "Blue Diamond Lease" shall mean the Lease dated as of June 30, 1993, as amended by a First Amendment to Lease dated as of November 10, 1993, by and between IVAC as lessor and Blue Diamond as lessee, pursuant to which IVAC has agreed to lease to Blue Diamond, and Blue Diamond has agreed to lease from IVAC, the real property in Las Vegas, Nevada on which the Resort is situated.

                 "Blue Diamond Swap" shall have the meaning ascribed thereto in the recitals hereto.

                 "Boomtown" shall have the meaning ascribed thereto in the preamble hereto.

                 "Boomtown Indenture" shall mean the Indenture dated as of November 1, 1993, by and among Boomtown, Blue Diamond, certain of their Affiliates and the Trustee.

                 "Bridge Loan Agreement" shall mean the Bridge Loan Agreement dated as of June 30, 1993, by and between IVAC and Boomtown, as amended by an Amendment No. 1 to Bridge Loan Agreement dated as of November 10, 1993.

                 "Bridge Note" shall mean the Amended and Restated Promissory Note (Bridge) dated as of June 30, 1993, made by IVAC in favor of Boomtown.





                                      -3-
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                 "Bridge Loan Deed of Trust" shall mean the Deed of Trust and
Assignment of Rents and Security Agreement dated as of June 30, 1993, by and among IVAC, as trustor, Nevada Title Company, a Nevada corporation, as trustee and Boomtown as beneficiary.

                 "Designated Roski Entity" shall mean an entity designated by Roski and either (i) reasonably acceptable to Boomtown and Hollywood Park or
(ii) the obligations of which hereunder and under the Related Documents, including all indemnities for which such Roski Entity is liable, shall have been unconditionally guaranteed by Roski pursuant to the Roski Guaranty.

                 "Effective Date" shall mean the date of this Agreement.

                 "Employees" shall mean the employees of Boomtown, Blue Diamond or their Affiliates employed at or in connection with the Resort exclusively and not employed at other facilities.

                 "Exchange Date" shall mean the date on which the conditions precedent specified in Sections 7.3 and 7.4 hereof have been satisfied or waived.

                 "FF&E" shall mean all trade fixtures, other fixtures and equipment located at or used principally in connection with the Resort, including, in any event, those assets (however characterized) listed on the fixed asset register of Blue Diamond as of the Effective Date and those assets (however characterized) leased or purchased under the leases and notes listed on Schedule 1-A; provided, however, that FF&E shall be deemed to include any replacements of any such assets and any similar assets acquired for use at or principally in connection with the Resort by Boomtown, Blue Diamond or BD Transferor during the period from the Effective Date until the Exchange Date and shall be deemed to exclude any such assets that no longer exist as of the Exchange Date due to obsolescence or use in the ordinary course of business.

                 "Fixture Filings" shall mean the fixture filings with respect to the Resort listed as of the Exchange Date on Schedule 1 to the Termination Agreement.

                 "GAAP" shall mean generally accepted accounting principles as in effect on the relevant date of determination, consistently applied.

                 "Gaming Authority" shall mean the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and any other state, county or other governmental authority having responsibility for, jurisdiction over, or regulatory authority, oversight or supervisory responsibilities in respect of, any gaming related business operated or contemplated to be operated at or in connection with the Resort.

                 "Gaming Law" shall mean all applicable provisions (i) the Nevada Gaming Control Act and the statutes rules, and regulations promulgated thereunder and (ii) all interpretations, decisions, judgments, orders and decrees of any Gaming Authority.





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                 "Hollywood Park" shall have the meaning ascribed to such
term in the preamble hereto.

                 "IVAC" shall have the meaning ascribed to such term in the preamble hereto.

                 "Majestic" shall have the meaning ascribed to such term in the preamble hereto.

                 "Merger" shall have the meaning ascribed to such term in the recitals hereto.

                 "Merger Agreement" shall have the meaning ascribed to such term in the recitals hereto.

                 "Permitted Liens" shall mean (a) liens and encumbrances, including rights of consent to assignment, arising under the Assumed Contracts in accordance with the terms thereof, (b) restrictions imposed by Gaming Laws and other applicable governmental authorities and (c) other encumbrances arising in the ordinary course of business in connection with the operation of the Resort.

                 "Perishable Inventory" shall mean all liquor, beverages, foodstuff and other consumable or perishable inventory purchased by Blue Diamond or any of its Affiliates for consumption or use at the Resort, valued at cost on a FIFO basis.

                 "Purchase Option Agreement" shall mean the Purchase Option Agreement dated as of June 30, 1993 by and among IVAC, Boomtown and Blue Diamond.

                 "Purchase Option Deed of Trust" shall mean the Deed of Trust and Assignment of Rents and Security Agreement dated as of June 30, 1993, by and among IVAC, as trustor, Nevada Title Company, a Nevada corporation, as trustee and Blue Diamond, as beneficiary.

                 "Related Agreements" shall mean the Termination Agreement, the Roski Notes, the Roski Guaranty, if applicable, the Release and all of the other documents, instruments and agreements executed and delivered in connection with any of the foregoing, and the transactions respectively contemplated hereby and thereby.

                 "Release" shall mean the general release by each of (i) the Roski Entities of BD Transferor, Boomtown, Blue Diamond and their respective Affiliates of the obligations related to the Resort created by or contained in the Blue Diamond Lease, the Assumed Contracts, the Specified Liabilities and all obligations, liabilities and claims relating to the Resort arising or accruing prior to the date on which Boomtown or Blue Diamond took possession of the "Premises" (as defined in the Blue Diamond Lease) or arising or accruing on or after the Exchange Date and (ii) BD Transferor, Boomtown and Blue Diamond of the Roski Entities of all obligations, liabilities and claims arising under the Affiliate Note, the Bridge Note, the Affiliate Loan Agreement, the Bridge Loan Agreement, the Purchase Option Agreement, the Affiliate Loan Deed of Trust, the Bridge Loan Deed of Trust and the Purchase Option Deed of Trust in substantially the form of Exhibit A hereto.





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                 "Resort" shall mean the facility located at 3333 Blue Diamond
Road, Las Vegas, Nevada consisting of a casino, hotel, restaurant, recreational vehicle park and related facilities, and all assets located at, used principally in connection with, or arising principally from such facilities, including the FF&E, the Specified Assets, certain rights under the Assumed Contracts, security systems, customer lists, telephone numbers, books and records, user manuals, plans, surveys, liquor and other licenses and inventories.

                 "Retained Employees" shall have the meaning ascribed thereto in
Section 5.6(a) of this Agreement.

                 "Roski" shall have the meaning ascribed to such term in the preamble hereto.

                 "Roski Entities" shall mean collectively, Roski, IVAC (including Edward P. Roski, Sr. as a general partner of IVAC) and Majestic.

                 "Roski Guaranty" shall mean a guaranty by Roski of the obligations of the Designated Roski Entity hereunder and under the other Related Agreements to which the Designated Roski Entity is a party, if required by Boomtown and Hollywood Park, in form and substance satisfactory to Boomtown and Hollywood Park.

                 "Roski Notes" shall mean (i) an unsecured promissory note made by the Designated Roski Entity, in an initial principal amount of five million dollars ($5,000,000) having an interest rate equal to the Prime Rate, as announced by Bank of America from time to time, plus one and one half percent (1.5%) per annum and providing for annual principal payments of one million dollars ($1,000,000) plus accrued interest and maturing on the date that is five years after the Exchange Date, in substantially the form of Exhibit B-1 hereto and (ii) an unsecured promissory note, made by the Designated Roski Entity, in an initial principal amount of $3,464,287 having an interest rate equal to the Prime Rate, as announced by Bank of American from time to time, plus one-half percent (.5%) per annum and providing for a payment of all principal plus accrued interest on the date that is three (3) years after the Exchange Date, in substantially the form of Exhibit B-2 hereto.

                 "Roski Stock" shall mean 714,386 shares of the common stock of Boomtown held, as of the Effective Date, by Roski, and all shares of the common stock of Hollywood Park into which such Boomtown common stock had then converted, or which Roski then had a right to receive in exchange for such Boomtown common stock.

                 "Roski Stock Purchase Agreement" means an agreement of even date herewith between Roski and Hollywood Park pursuant to which Roski is selling, transferring and conveying the Roski Stock to Hollywood Park, and Hollywood Park is purchasing and acquiring the Roski Stock for the Roski Stock Purchase Price.

                 "Roski Stock Purchase Price" shall mean a note to be issued by Hollywood Park to Roski in the principal amount of $3,464,772 pursuant to the Roski Purchase Agreement as consideration for the purchase of the Roski Stock.





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                 "SPC" shall have the meaning ascribed to such term in the
preamble hereto.

                 "Specified Assets" shall mean (i) prepaid deposits with utilities with respect to the Resort, security deposits and any other prepaid expenses, (ii) cash in the Resort, whether in machines, gaming tables, change stations, the gaming control center or at the hotel front desk, the restaurant or the recreational vehicle park, (iii) Perishable Inventory (iv) applicable property tax refunds accrued prior to the Exchange Date and not included in the tax proration contemplated by Section 5.2 and (v) all trade receivables and all other liquid assets other than markers (i.e., receivables and other uncontingent payment rights convertible into cash within 90 days after the respective issuance dates thereof), in each case, accruing or arising through the last day prior to the Exchange Date.

                 "Specified Liabilities" shall mean (i) trade payables, (ii) players points (Players Club), (iii) progressive slot winnings liability as shown on Boomtown's books and records, (iv) caribbean stud liability, (v) advance deposits, (vi) outstanding tokens and (vii) pre-sold concerts, with respect to the Resort, in each case, accruing or arising through the last day prior to the Exchange Date.

                 "Termination Agreement" shall have the meaning ascribed to such term in Section 5.3(a) hereof.

                 "Trustee" shall mean First Trust National Association, as trustee under the Boomtown Indenture.

                 1.2      Rules of Interpretation

                          (a)     A reference to any document or agreement
shall, unless otherwise provided, include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and, if applicable, as permitted by this Agreement.

                          (b)     The singular includes the plural and the
plural includes the singular.

                          (c)     A reference to any law includes any
applicable amendment or modification to such law, or any applicable successor law.

                          (d)     A reference to any person or entity includes
its permitted successors and permitted assignees.

                          (e)     Accounting terms not otherwise defined herein
have the respective meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

                          (f)     The words "include," "includes" and
"including" are not limiting.

                          (g)     All terms not specifically defined herein or
by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of Nevada, shall have the respective meanings assigned to them therein.

                          (h)     Reference to a particular "Section" refers to
that section of this Agreement unless otherwise indicated.

                          (i)     The words "herein," "hereof," "hereunder" and
words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

         2.      TRANSFER OF ROSKI NOTES.

                 2.1      Transfer of Roski Notes on the Exchange Date.
Subject to the terms and conditions of this Agreement, (i) the Designated Roski Entity agrees, on the Exchange Date, to issue the Roski Notes to BD Transferor and (ii) BD Transferor agrees, on the Exchange Date, to acquire and accept from Roski the Roski Notes.

                 2.2 Excluded Assets. No other assets of the Roski Entities, except those specifically listed in Section 2.1 and the cash payments respectively contemplated by Sections 3.1 and 5.2, if applicable, shall be transferred or deemed to be transferred hereby.

                 2.3 No Liabilities Assumed; Excluded Liabilities. BD Transferor is not assuming and shall not be responsible for any liability or obligation of any Roski Entity, any Specified Liabilities, any obligations under Assumed Contracts accruing on or after the Exchange Date or any other claims or liabilities with respect to the Resort arising or accruing on or after the Exchange Date, or any liability or obligation arising from or relating to any of the following:

                          (a)     any costs or expenses, including, but not
limited to, legal fees, accounting fees, consulting, other finder, broker and financing costs incurred by Roski or his Affiliates in connection with this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby; or

                          (b)     any taxes owed by any Roski Entity or
assessed as a result of or in connection with the transactions contemplated hereby, including, without limitation, any income, property, sales, use or withholding taxes.

                 In no event shall Hollywood Park be deemed to have assumed, or otherwise become liable for, any liability whatsoever of any Roski Entity (regardless of whether Hollywood Park is designated as BD Transferor).

         3.      TRANSFER OF BD INTEREST.

                 3.1      Transfer of BD Interest on the Exchange Date.
Subject to the terms and conditions of this Agreement, BD Transferor agrees, on the Exchange Date, to transfer, convey, assign and deliver to Roski, or the Designated Roski Entity, and Roski agrees to acquire, accept and assume (or cause the Designated Roski Entity to acquire, accept and assume) from the BD Transferor, all right, title and interest of BD Transferor in and to the BD Interest. The parties intend that this exchange shall occur by means of a
series of contemporaneous steps as follows:   (a) Boomtown and Blue Diamond
would transfer the BD Interest to the SPC, (b) the Designated Roski Entity would convey the Roski Notes and any cash payments to be made hereunder to the SPC and assume the liabilities described herein, (c) the SPC would transfer and convey the BD Interest to the Designated Roski Entity as contemplated herein, subject to the Assumed Contracts and (d) the SPC would transfer the Roski Notes and any cash payments to be made hereunder to Boomtown. The parties acknowledge and agree that Boomtown and Hollywood Park may mutually agree without the consent of Roski, to utilize a structure other than the foregoing structure, to accomplish the objectives of the parties set forth herein, provided that such structure is economically equivalent to the contemplated structure set forth above. It is further acknowledged that as part of such alternative structure, Boomtown and Hollywood Park may require Roski to continue to own and hold the Roski Stock.

                 3.2 Excluded Assets. No other rights, interests or assets of BD Transferor or any of its Affiliates, except those specifically listed in Section 3.1 and the cash payment contemplated by Section 5.2, if applicable, shall be transferred or deemed to be transferred hereby.

                 3.3 Liabilities Assumed. Upon and after the Exchange Date, the Designated Roski Entity shall be solely liable for the Specified Liabilities, accrued liabilities relating to vacation, earned but unused under the Blue Diamond employee benefits policy in effect as of the date hereof associated with the employees hired by Roski pursuant to Section 5.5(F) and liabilities arising under the Assumed Contracts and all other costs, expenses, claims, liabilities and obligations of the Resort, of every kind and nature, in each case, arising or accruing on or after the Exchange Date. The Designated Roski Entity shall take such actions to assume the liabilities of the Resort accruing after the Exchange Date under the Assumed Contracts as may be necessary to substitute the Designated Roski Entity for BD Transferor or, as applicable, any of its Affiliates, and/or shall relieve BD Transferor and its Affiliates of all liability thereunder. Except for the Specified Liabilities, accrued liabilities relating to vacation earned but unused to the extent described above, amounts accruing under the Assumed Contracts on or after the Exchange Date and all of the other costs, expenses, claims, liabilities and obligations arising on or after the Exchange Date in connection with the Resort, the Designated Roski Entity will not assume or otherwise become responsible for any liability or obligation of Boomtown, Blue Diamond, Hollywood Park or any of their respective Affiliates, or any other claims or liabilities whatsoever, including, any costs or expenses, including, but not limited to, legal fees, accounting fees, consulting, other finder, broker and financing costs incurred by Boomtown, Blue Diamond, Hollywood Park, BD Transferor or any of their Affiliates in connection with this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

         4. CASH PAYMENT. Subject to the terms and conditions of this Agreement, each of the parties agrees to make the cash payments respectively contemplated to be made by such party in Sections 3.1 and 5.2, as applicable.

         5.      EXCHANGE OF ASSETS.

                 5.1 Exchange Date. Subject to a restructuring in accordance with Section 3.1, on the Exchange Date, (a) BD Transferor shall transfer, convey, assign and deliver to Roski, and Roski shall acquire, accept and assume from BD Transferor, the BD Interest and (b) Roski shall deliver to BD Transferor, and BD Transferor shall acquire and accept from Roski, the Roski Notes. Each party shall deliver to the other such endorsements, assignments, releases and other instruments as the other party shall reasonably request or as necessary to vest in the other party valid and marketable title, free and clear of all liens or encumbrances (except, with respect to the BD Interest, Permitted Liens) to the BD Interest, in the case of Roski, and to the Roski Notes, in the case of BD Transferor.

                 5.2 Cash Payment; Proration. On the Exchange Date, if the amount of Specified Assets is greater than the amount of Specified Liabilities as of the Exchange Date, then Roski shall pay to BD Transferor an amount equal to the amount of Specified Assets less the amount of Specified Liabilities. On the Exchange Date, if the amount of Specified Liabilities is greater than the amount of Specified Assets as of the Exchange Date, then BD Transferor shall pay to Roski an amount equal to the amount of Specified Liabilities less the amount of Specified Assets. In addition, all outstanding taxes, rent, utilities and payments under the Assumed Contracts shall be pro rated as of the Exchange Date, so that all such amounts accruing prior to the Exchange Date shall be for the account of Blue Diamond or Boomtown and all such amounts accruing from and after the Exchange Date shall be for the account of the applicable Roski Entity.

                 5.3 Deliveries by BD Transferor. On the Exchange Date, subject to the terms and conditions hereof, BD Transferor shall deliver to Roski each of the following:

                          (a)     a termination agreement in substantially the
form of Exhibit C hereto (the "Termination Agreement"), duly executed by BD Transferor, Boomtown and Blue Diamond terminating all of the respective rights and obligations of BD Transferor and the Roski Entities under the Affiliate Note, the Bridge Note, the Affiliate Loan Agreement, the Bridge Loan Agreement, the Purchase Option Agreement, the Affiliate Loan Deed of Trust, the Bridge Loan Deed of Trust, the Purchase Option Deed of Trust, the Blue Diamond Lease and all or other documents relating to the Resort and the relationship among Boomtown, Blue Diamond and any one or more of the Roski Entities, providing, inter alia, for the acceptance by Roski of BD Transferor's transfer of the BD Interest in a condition which complies with the terms of the Blue Diamond Lease and this Agreement;

                          (b)     the Affiliate Note, marked canceled;

                          (c)     the Bridge Note, marked canceled;

                          (d)     a discharge of the Affiliate Loan Deed of
Trust, in recordable form;

                          (e)     a discharge of the Bridge Loan Deed of Trust,
in recordable form;

                          (f)     a discharge of the Purchase Option Deed of
Trust, in recordable form;

                          (g)     a quitclaim deed, in recordable form,
regarding the Resort (including BD Transferor's interest under the Blue Diamond Lease and the Purchase Option Agreement);

                          (h)     a discharge in recordable form of the
Construction and Permanent Deed of Trust, Security Agreement and Fixture Filing with Assignment of Rents dated as of November 10, 1993, among Blue Diamond, as trustor, Nevada Title Company, as trustee, and the Trustee, as beneficiary;

                          (i)     a discharge in recordable form of the
Construction and Permanent Deed of Trust, Security Agreement and Fixture Filing with Assignment of Rents (Subordinated) dated as of November 10, 1993, among Blue Diamond, as trustor, Nevada Title Company, as trustee, and Boomtown, as beneficiary;

                          (j)     a termination in recordable form of the
Collateral Assignment of Deed of Trust dated as of November 10, 1993, between Boomtown and the Trustee;

                          (k)     UCC-3 termination statements,  terminating
the Fixture Filings;

                          (l)     the Release, duly executed by BD Transferor,
Blue Diamond and Boomtown;

                          (m)     assignment agreements and any such other
documents, consents, authorizations and waivers as may be reasonably required by Roski, lessors or other contracting parties, to assign all of BD Transferor's rights and obligations under the Assumed Contracts;

                          (n)     bills of sale for all personal property owned
by BD Transferor and included in the BD Interest;

                          (o)     vehicle certificates of title and appropriate
transfer documents for all automobiles or other vehicles owned by BD Transferor and included in the BD Interest;

                          (p)     a list of all Employees employed at the Resort
as of the business day prior to the Exchange Date;

                          (q)     an accounting of all cash on hand and
Perishable Inventory on the premises of the Resort on the business day prior to the Exchange Date; and

                          (r)     an accounting of Specified Assets and
Specified Liabilities.

                 5.4 Deliveries by Roski. On the Exchange Date, subject to the terms and conditions hereof, Roski shall deliver to BD Transferor each of the following:

                          (a)     the Termination Agreement, duly executed by
Roski and each other affected Roski Entity;

                          (b)     the Roski Notes;

                          (c)     the Release, duly executed by each affected
Roski Entity; and

                          (d)     assumption agreements and other documents as
may be reasonably required by BD Transferor to cause Roski to assume the obligations of BD Transferor under the Assumed Contracts.

                 5.5 Additional Undertakings by Roski. In addition to the transfer of the property listed in Section 2.1 and the deliveries listed in
Section 5.4, each applicable Roski Entity agrees as follows:

                          (a)     Roski shall resign as a director of Boomtown,
effective as of the Exchange Date.

                          (b)     Roski shall take such action as is necessary
to cancel the options on the stock of Boomtown received by Roski in connection with his service as a director of Boomtown, effective as of the Exchange Date.

                          (c)     From and after the Exchange Date, Roski shall
maintain the confidentiality of any non-public information pertaining to Boomtown, Blue Diamond, Hollywood Park or BD Transferor acquired by him in his capacity as a director of Boomtown; provided, however, that Roski shall not be obligated to maintain the confidentiality of any information which is already in the public domain through no act of Roski or which is required to be disclosed by court order or applicable law.

                          (d)     No Roski Entity shall use the name
"Boomtown," or any other trademark, trade name, service mark or similar property of Boomtown or any of its Affiliates, after the 180th day following the Exchange Date, and no Roski Entity shall at any time use the name "Hollywood Park" or any other trademark, tradename, service mark or similar property of Hollywood Park or any of its Affiliates, except by agreement with Hollywood Park or such

Affiliates. So long as any Roski Entity uses the name "Boomtown", the Roski Entities shall maintain the condition, service and operations of the Resort in substantial conformity with those maintained by Blue Diamond and Boomtown prior to the Exchange Date. The applicable Roski Entities and BD Transferor shall enter into a trademark license agreement on the Exchange Date, including the protections to Boomtown set forth in the Trademark License Agreement dated as of June 30, 1993, by and between Boomtown and Blue Diamond.

                          (e)     After the Exchange Date, the Roski Entities
shall allow the BD Transferor, its Affiliates and designees or appropriate governmental agencies reasonable access to all books and records kept in connection with the Resort prior to the Exchange Date, as reasonably requested by the BD Transferor for legitimate business purposes. The parties will develop and follow a mutually agreed upon retention policy with respect to the books and records of the Resort.

                          (f)     Prior to the Exchange Date, the Designated
Roski Entity, shall make offers of employment to substantially all of the Employees; provided, however, that no Roski Entity shall attempt to solicit, or interfere in any manner with, the employment of the Retained Employees.

                          (g)     Each Roski Entity agrees, if Boomtown
determines that it is appropriate to solicit the consents to the Blue Diamond Swap from the holders of the notes issued pursuant to the Boomtown Indenture, to cooperate as reasonably requested by Boomtown in such consent solicitation and to cooperate reasonably in any other actions which may be necessary to effect the transactions contemplated hereby, regardless of the structure or form of the Blue Diamond Swap; provided, that no Roski Entity shall be required to incur any expense or liability in connection therewith.

                          (h)     Roski or the Designated Roski Entity agrees
to give such notices as may be required by the Worker Adjustment and Retraining Notification Act.

                          (i)     The Designated Roski Entity, if not a party to
this Agreement, shall become a party to this Agreement.

                 5.6 Additional Undertakings by Boomtown, Blue Diamond, Hollywood Park and BD Transferor. In addition to the transfer of the property listed in Section 5.3, Boomtown, Blue Diamond, Hollywood Park and BD Transferor agree as follows:

                          (a)     Boomtown, Blue Diamond and the BD Transferor
recognize that the Designated Roski Entity will generally need to retain the services of the Employees (other than the Retained Employees as defined below) in order to operate the Resort in a businesslike and efficient manner following the Exchange Date. Accordingly, Boomtown, Blue Diamond and BD Transferor agree not to transfer any Employees from the Resort to their other operations after the Effective Date and agree to terminate, as of the Exchange Date, all Employees. Notwithstanding the foregoing, Boomtown, Blue Diamond or BD Transferor may designate, by means of a written notice received by Roski within thirty (30) days after the

Effective Date, up to five (5) Employees as "Retained Employees" and Boomtown, Blue Diamond and BD Transferor shall have the right to transfer the Retained Employees from the Resort to their other operations and shall have no obligation to terminate the Retained Employees. Following the Exchange Date, none of Boomtown, Blue Diamond or BD Transferor, nor any of their Affiliates, shall attempt to solicit from the Designated Roski Entity the Employees hired by the Designated Roski Entity or otherwise interfere in their employment at the Resort; provided that this Section 5.6 shall not be construed to restrain Boomtown, Blue Diamond, BD Transferor or their Affiliates from hiring former employees of the Designated Roski Entity.

                          (b)     Boomtown, Blue Diamond, Hollywood Park and BD
Transferor shall maintain the confidentiality of any nonpublic information pertaining to the Resort, including Resort-specific customer lists and other information relating to patrons of the Resort; provided, however, that Boomtown, Blue Diamond, Hollywood Park and BD Transferor shall not be obligated to maintain the confidentiality of any information which is already in the public domain through no act of Boomtown, Blue Diamond, Hollywood Park or BD Transferor or which is required to be disclosed by court order or applicable law.

                          (c)     Boomtown, Blue Diamond, and BD Transferor
shall not extend any Assumed Contract by a period of greater than one (1) year, or otherwise amend any Assumed Contract, without obtaining the consent of Roski, which consent shall not be unreasonably withheld.

                          (d)     Boomtown, Blue Diamond, and BD Transferor
agree to allow Roski reasonable access to all books and records necessary to verify the amount of Specified Assets and Specified Liabilities as of the Exchange Date, to participate in taking a joint inventory with Roski of cash in the Resort, FF&E and Perishable Inventory on the Exchange Date and to assist Roski in making a general inspection of the Resort on the Exchange Date.

                          (e)     If applicable, BD Transferor shall be
designated by Boomtown and Hollywood Park to facilitate, in Hollywood Park's and Boomtown's judgment, the consummation of the Blue Diamond Swap. Once designated, if not a party to this Agreement, Boomtown and Hollywood Park shall cause BD Transferor to become a party to this Agreement.

                          (f)     Boomtown, Blue Diamond and BD Transferor
acknowledge the need for Roski to obtain the information necessary to effect a smooth transition of the operations of the Resort and agree to permit designees of the Roski Entities access at reasonable times during customary business hours onto the premises of the Resort; provided that no activities by such designees shall materially interfere with the operations of the Resort.

                          (g)     Blue Diamond agrees to change its name to a
name not including the words "Blue Diamond" prior to the Exchange Date so as to permit the use of such a name by Roski.

                          (h)     Boomtown and Hollywood Park shall take
appropriate steps to comply with the Boomtown Indenture so as to effect the transactions contemplated hereby, by, at Boomtown and Hollywood Park's sole election, any of the following means: (i) soliciting, commencing no later than 45 days prior to the scheduled termination date of the Merger Agreement, as the same may be extended from time to time, the consent of the holders of the notes issued pursuant to the Boomtown Indenture to the Blue Diamond Swap or (ii) such other means, utilizing such other transactional structure, as Boomtown and Hollywood Park may devise, in compliance with the Boomtown Indenture (including without limitation, effecting, prior to or contemporaneously with the Exchange Date, an asset disposition from Boomtown and Blue Diamond to Hollywood Park or an Affiliate of Hollywood Park, in compliance with the asset sale restrictions contained in the Boomtown Indenture).

                          (i)     Boomtown and Blue Diamond shall cooperate
with the Roski Entities in providing such notice to the employees of Blue Diamond as may be required by the Worker Adjustment and Retraining Notification Act.

         6.      REPRESENTATIONS AND WARRANTIES

                 6.1 Representations and Warranties of the Roski Entities. Each Roski Entity (except Edward P. Roski, Sr. and Roski hereby represents and warrants on behalf of Edward P. Roski, Sr.) represents and warrants to BD Transferor and its Affiliates, as of the Effective Date and the Exchange Date (unless a specific date is referenced below), jointly and severally, as follows:

                          (a)     Legal Capacity.  Roski is an individual with
capacity to contract; he has all requisite power and authority and is entitled to carry on his business as now being conducted, and to own, lease or operate his properties in the places where his business is now conducted and where his properties are now owned, leased or operated.

                                  Each other Roski Entity (other than Edward P.
Roski, Sr.) is duly organized and validly existing under the laws of its jurisdiction of organization. Such Roski Entity has all requisite power and authority to, and is entitled to, carry on its business as now conducted and to own or lease its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated. Such Roski Entity is qualified to do business in all foreign jurisdictions in which it is required to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the business or assets of such Roski Entity.

                          (b)     Authorization, etc.  Each Roski Entity has
all requisite power and full legal right to enter into this Agreement and the Related Agreements to which such Roski Entity is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which such Roski Entity is a party have been duly executed and delivered by and constitute the valid and binding obligations of such Roski Entity, enforceable in accordance with their respective terms, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium or other laws providing relief to debtors, or laws or principles of equity generally.

                          (c)     Execution, Delivery and Performance.  Subject
to obtaining the Approvals, neither execution and delivery nor performance of this Agreement or any of the Related Agreements to which any Roski Entity is a party by such Roski Entity will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate by any other party to, require any consent not obtained prior to the Exchange Date with respect to, or result in the creation of any lien, charge or encumbrance pursuant to any provisions of any material indenture, bond, note, loan agreement, guaranty, franchise, mortgage, deed of trust, lease or other agreement by which such Roski Entity is bound or conflict with, result in a default, right to accelerate by any other party to, or result in the creation of any lien, charge or encumbrance pursuant to any law, ordinance, rule or regulation, or any order, judgment, award or decree to which such Roski Entity is a party or by which it or any part of the Roski Notes may be bound or affected.

                          (d)     Roski Notes etc.  The Roski Notes will, on
the Exchange Date, be the valid and binding obligations of the Designated Roski Entity, enforceable against the Designated Roski Entity in accordance with its terms. The Roski Guaranty, if required by Boomtown and Hollywood Park, will be the valid and binding obligation of Roski, enforceable against Roski in accordance with its terms. No part of the Roski Notes on the Exchange Date will be subject to any mortgage, deed of trust, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, shop rights, covenants not to sue, or adverse claim of any kind or nature, or other encumbrances of any kind, rights of use or occupancy, or any other rights or privileges, other than as set forth in the Related Agreements. In addition to the Roski Stock, 5,001 shares of Boomtown common stock held by Roski and the options to acquire Boomtown common stock held by Roski in his capacity as a Boomtown director, as of the Effective Date no Roski Entity owns any other securities of Boomtown or any of its Affiliates, or rights (contingent or otherwise) to acquire securities of Boomtown or any of its Affiliates.

                          (e)     Representations Complete.  There is no fact
known to Roski which could reasonably be expected to affect in a materially adverse manner, the enforceability of the Roski Notes or the ability of any Roski Entity to carry out the transactions contemplated by this Agreement and the Related Agreements or for the Designated Roski Entity to satisfy such Person's obligations under the Roski Notes.

                 6.2 Representations and Warranties of Boomtown, Blue Diamond, Hollywood Park and BD Transferor. Each of Boomtown, Blue Diamond and BD Transferor (other than Hollywood Park) jointly and severally represents and warrants to the Roski Entities, and, with respect to Subsections 6.2(a)-(c), Hollywood Park severally represents and warrants to the Roski Entities as to itself, as of the Effective Date and the Exchange Date (unless a specific date is referenced below), as follows:

                          (a)     Organization.  Such entity is duly organized
and validly existing under the laws of its jurisdiction of incorporation. Such entity has all requisite power and authority to, and is entitled to, carry on its business as now conducted and to own or lease its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated. Such entity is qualified to do business in all foreign jurisdictions in which it is required to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the business or assets of such entity.

                          (b)     Authorization, etc.  Such entity has all
requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is or is to become a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which it is or is to become a party by such entity and the consummation by such entity of the transactions contemplated hereby and thereby have been duly authorized by all requisite action of such entity. This Agreement has been, and the Related Agreements to which such entity is or is to become a party have been or will be, duly executed and delivered by and constitute the valid and binding obligations of such entity, enforceable in accordance with their respective terms, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium or other laws providing relief for debtors or principles of equity generally.

                          (c)     Execution, Delivery and Performance.  Subject
to obtaining the Approvals and compliance prior to the Exchange Date with the Boomtown Indenture, neither execution and delivery nor performance of this Agreement by such entity will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate by any other party to, or result in the creation of any lien, charge or encumbrance pursuant to any provisions of such person's organizational documents or by-laws or any material franchise, mortgage, deed of trust, lease, license, agreement or understanding, or conflict with, result in a default, right to accelerate by any other party to, or result in the creation of any lien, charge or encumbrance pursuant to any law, ordinance, rule or regulation, or any order, judgment, award or decree to which such entity is a party or by which it may be bound or affected.

                          (d)     Title to BD Interest.  BD Transferor will on
the Exchange Date, immediately prior to the transfer to Roski contemplated hereby, have valid and marketable title to, and unrestrained right to transfer, all of the BD Interest. No part of the BD Interest will, prior to such transfer on the Exchange Date, be subject to any mortgage, deed of trust, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, shop rights, covenants not to sue, or adverse claim of any kind or nature, or other encumbrances of any kind, rights of use or occupancy, or any other rights or privileges other than Permitted Liens. BD Transferor makes no representation or warranty as to any interest in the Resort owned by any Roski Entity prior to the Exchange Date or the effect of any encumbrance created by any Roski Entity on the Resort.

                          (e)     Liabilities.  Other than the Specified
Liabilities and the liabilities of Blue Diamond and Boomtown arising under the Boomtown Indenture and the Blue Diamond Lease and certain related documents, the Assumed Contracts constitute all of the indebtedness and lease obligations of Boomtown, Blue Diamond, Hollywood Park and BD Transferor incurred in connection with the Resort.

         7.      CONDITIONS PRECEDENT.

                 7.1 Conditions to Execution and Delivery of this Agreement by Boomtown. This Agreement shall not take effect until Boomtown, Blue Diamond and Hollywood Park shall have received an original or facsimile counterpart of this Agreement, duly executed and delivered by the appropriate Roski Entities.

                 7.2 Conditions to Execution and Delivery of this Agreement by Roski. This Agreement shall not take effect until each of the Roski Entities (excluding Edward P. Roski, Sr.) shall have received an original or facsimile counterpart of this Agreement, duly executed and delivered by Boomtown, Blue Diamond and Hollywood Park.

                 7.3 Conditions to Exchange by BD Transferor. The obligation of BD Transferor to transfer to Roski the BD Interest in exchange for the Roski Notes is subject to the satisfaction (or waiver by BD Transferor) of the conditions set forth below:

                          (a)     The representations and warranties made by
the Roski Entities in this Agreement and the Related Agreements shall be true and correct in all material respects on and as of the Exchange Date with the same effect as if made on and as of the Exchange Date, except as otherwise contemplated by this Agreement and the Related Agreements. Each Roski Entity shall have performed and complied with all agreements, covenants and conditions on the part of such Roski Entity required to be performed or complied with on or prior to the Exchange Date in all material respects.

                          (b)     The execution, delivery and performance of
this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements shall not violate any law, rule or regulation applicable to BD Transferor, including without limitation, Gaming Laws, federal and state securities laws or any order, decree or judgment of any court or governmental body having competent jurisdiction, and no order shall have been issued by a court of competent jurisdiction restraining, prohibiting or rendering unlawful the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the transactions contemplated by this Agreement and the Related Agreements. No default or breach by any Roski Entity shall have occurred and be continuing in respect of any document, instrument or agreement comprising a part of the BD Interest, except as would not be material after giving effect to the transactions contemplated hereby as of the Exchange Date.

                          (c)     All Approvals necessary to effect the
transactions hereunder and under the Related Agreements shall have been obtained and shall be in full force and effect.

No Gaming Authority shall have indicated to the parties hereto that in, the opinion of such Gaming Authority, any Approvals required for the consummation of the transactions contemplated hereby are likely to be revoked or rejected. No registration with any governmental authority or agency (except for filing and recording of UCC statements and real estate documents) which has not been effected shall be necessary to effect the transactions contemplated hereby.

                          (d)     Roski shall have duly delivered each item
listed in Section 5.4.

                          (e)     All of the conditions precedent to the Merger
shall have been satisfied or waived and the Merger shall have been consummated.

                          (f)     The consummation of the transactions
contemplated by this Agreement and the Stock Purchase Agreement shall not, as a result of any changes in tax law occurring after the Effective Date (including without limitation statutory, regulatory, administrative or judicial changes) create a material risk that the contemplated treatment of the Merger as a tax-free reorganization would be impaired or adversely affected in the view of either Boomtown or Hollywood Park, based upon advise of its respective tax counsel.

                          (g)     Subject to a restructuring in accordance with
Section 3.1, the transactions contemplated by the Roski Stock Purchase Agreement, including the sale and transfer of the Roski Stock to Hollywood Park, shall have been consummated.

                 7.4 Conditions to Exchange by Roski. The obligation of Roski to transfer to BD Transferor the Roski Notes in exchange for the BD Interest hereunder shall be subject to the satisfaction (or waiver by Roski) of the conditions set forth below:

                          (a)     The representations and warranties made by
Boomtown, Blue Diamond, Hollywood Park and BD Transferor in this Agreement and the Related Agreements shall be true and correct in all material respects on and as of the Exchange Date with the same effect as if made on and as of the Exchange Date, except as otherwise contemplated by this Agreement and the Related Agreements. Each of Boomtown, Blue Diamond, Hollywood Park and BD Transferor, as applicable, shall have performed and complied with all agreements, covenants and conditions on the part of such entity required to be performed or complied with on or prior to the Exchange Date in all material respects.

                          (b)     The execution, delivery and performance of
this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements shall not violate any law, rule or regulation applicable to the Roski Entities, including, without limitation, Gaming Laws, federal and state securities laws, or any order, decree or judgment of any court or governmental body having competent jurisdiction, and no order shall have been issued by a court of competent jurisdiction restraining, prohibiting or rendering unlawful the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the transactions contemplated by this Agreement and the Related Agreements. No default or breach on the part of

Boomtown, Blue Diamond, Hollywood Park or BD Transferor shall have occurred and be continuing in respect of any document, instrument or agreement comprising a part of the BD Interest, except as would not be material after giving effect to the transactions contemplated hereby as of the Exchange Date.

                          (c)     All Approvals necessary to effect the
transactions contemplated hereby and by the Related Agreements and for the Designated Roski Entity (or its designee) to operate the Resort shall have been obtained. No Gaming Authority shall have indicated to the parties hereto that the opinion of such Gaming Authority, any Approvals required for the consummation of the transactions contemplated hereby are likely to be revoked or rejected. No registration or filing with any governmental agency or authority (other than UCC filings and recordings in the real estate records) which has not been effected shall be necessary to effect the transaction contemplated hereby.

                          (d)     BD Transferor shall have duly delivered each
item listed in Section 5.3 and any other documents of transfer Roski may reasonably request to effect the transfer of the BD Interest.

         8.      INDEMNIFICATION.

                 8.1 Indemnification by the Roski Entities. The Roski Entities party hereto jointly and severally agree to indemnify and hold harmless Boomtown, Blue Diamond and BD Transferor and their respective Affiliates, officers, directors, employees, agents and attorneys against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation incurred by any of them (a) as a result of any inaccuracy of a representation or breach of any warranty by any Roski Entity contained herein, in any Related Agreement delivered pursuant hereto or in the Roski Stock Purchase Agreement by any Roski Entity, or any failure by any Roski Entity to perform or comply with any covenant of such Roski Entity contained herein, in any Related Agreement or in the Roski Stock Purchase Agreement or any other document delivered by any Roski Entity pursuant hereto or thereto, (b) related to any costs, expenses, claims, liabilities or obligations incurred in connection with the Resort arising or accruing prior to the "Original Term" of the Blue Diamond Lease (as defined therein) or arising or accruing on or after the Exchange Date (including, but not limited to, any costs, expenses, claims, liabilities or obligations arising in connection with the Assumed Contracts or Hazardous Substances) or in connection with the Specified Liabilities as of the Exchange Date, other than the consequences of any act or omission by Boomtown, Blue Diamond or any of their respective Affiliates, officers, directors, agents, employees or attorneys, (c) related to any guaranties made by Boomtown, Blue Diamond or any of their Affiliates of any obligations of IVAC or any of its Affiliates under construction or development financing relating to the Resort or any bond or similar obligations with Clark County, Nevada, or (d) as a result of acts or omissions of the Roski Entities, including but not limited to acts or omissions related to the construction of the Resort.

                 8.2 Indemnification by Boomtown, Blue Diamond and BD Transferor. Boomtown, Blue Diamond and BD Transferor jointly and severally agree to indemnify and hold harmless the Roski Entities and their respective Affiliates, officers, directors, employees, agents and attorneys against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation incurred by any of them (a) as a result of any inaccuracy of a representation or breach of any warranty by Boomtown, Blue Diamond or BD Transferor contained herein or in any Related Agreement delivered pursuant hereto by Boomtown, Blue Diamond or BD Transferor, or any failure by Boomtown, Blue Diamond or BD Transferor to perform or comply with any covenant of Boomtown, Blue Diamond or BD Transferor contained herein or in any Related Agreement, or any such other document delivered by Boomtown, Blue Diamond or BD Transferor pursuant hereto or thereto and (b) related to any costs, expenses, claims, liabilities or obligations of the Resort both accruing during the "Original Term" of the Blue Diamond Lease (as defined therein) and arising or accruing prior to the Exchange Date (including, but not limited to, any costs, expenses, claims, liabilities, or obligations arising in connection with the Assumed Contracts or, except as set forth below, Hazardous Substances) other than (i) the Specified Liabilities as of the Exchange Date, (ii) obligations accruing under the Assumed Contracts on or after the Exchange Date and (iii) the consequences of any act or omission by any of the Roski Entities or any of their respective Affiliates, officers, directors, employees, agents or attorneys. Notwithstanding the foregoing, (i) in no event shall the BD Transferor (other than Blue Diamond and Boomtown) have any liability or responsibility for any "Hazardous Substances" (as defined in the Blue Diamond Lease) or any other environmental matters with respect to the Resort, (ii) in no event shall the liability of Boomtown for any such Hazardous Substances or any other environmental matters with respect to the Resort exceed the remaining principal amount of the Note the form of which is attached hereto as Exhibit B-1 as of the date a claim for indemnity is made hereunder, and (iii) the extent of the liability of Boomtown and Blue Diamond for all Hazardous Substances or other environmental matters shall be limited to applicable law or to the extent of liability under Blue Diamond's paragraph 6.2(c) of the Blue Diamond Lease. In addition, from and after the Exchange Date, Boomtown shall continue at all times to indemnify Roski with respect to his actions as a director of Boomtown to the same extent as it is obligated to provide such indemnification immediately prior to the Exchange Date. In no event shall the provisions of this section 8.2 subject Hollywood Park to any indemnity obligation or other liability, contingent or otherwise, regardless of whether Hollywood Park is designated as BD Transferor.

                 8.3 Procedure. Upon obtaining knowledge of the institution of any action, proceeding, or other event which could give rise to a claim of indemnity pursuant to this Section 8, the party seeking indemnification (the "indemnified party") shall promptly give written notice thereof to the other party (the "indemnifying party"); provided, however, that the failure to give such notice shall not relieve the indemnifying party of its obligations under this Section 8 unless it is materially prejudiced by such failure. Each party will cooperate with the other in determining the validity of any such claim or assertion. If such claim or demand relates to a claim or demand asserted by a third party, the indemnifying party shall have the right at its expense to employ counsel satisfactory to the indemnified party to defend such claim or demand and the indemnified party shall have the right, but not the obligation, to participate in the defense of any such claim or demand at its expense. Each party agrees not to settle or compromise any such third party suit, claim or proceeding without the prior written consent of the other, which consent shall not be unreasonably withheld. The indemnified party shall make available to the indemnifying party all records and other materials reasonably required by it in contesting a claim or demand asserted by a third party against the indemnified party and shall cooperate in the defense thereof.

         9.      ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES.

                 9.1 Approvals. The parties agree to use their best efforts and to cooperate with each other to obtain the Approvals necessary to effect the transactions hereunder.

                 9.2 Consents, Authorizations and Waivers. The parties agree to use their best efforts and to cooperate with each other to obtain, prior to the Exchange Date, all consents, authorizations or waivers necessary to assign the Assumed Contracts to the Designated Roski Entity. If the parties are unable to obtain any consents, authorizations or waivers necessary to assign any of the Assumed Contracts, the Designated Roski Entity shall indemnify the BD Transferor against any claims or losses resulting from the failure to obtain such consents, authorizations or waivers. The parties agree that any failure to so obtain such consents, authorizations or waivers shall not prevent the parties from, or relieve the parties from the obligation of, consummating the transactions contemplated hereunder.

                 9.3 Transfer Taxes. The parties acknowledge and agree that all transfer, stamp, recording and similar taxes assessed or otherwise payable by reason of the conveyances contemplated hereby, or in connection with the Blue Diamond Swap, shall be for the account of the Roski Entities. The parties agree to cooperate with each other to the extent legally permitted to minimize any such taxes and charges.

                 9.4 Additional Deliveries; Further Assurances. After the Effective Date, each party to this Agreement shall, at the request of the other, furnish, execute, and deliver such documents, instruments, certificates, notices or other further assurances as the requesting party shall reasonably request as necessary or desirable to effect complete consummation of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. After the Exchange Date, Roski and its Affiliates shall, at the request of BD Transferor, (a) execute and deliver and file or record, such further instruments of sale, conveyance, transfer and assignment, and (b) take such other actions as BD Transferor may reasonably request in order to effectuate the purposes hereof. After the Exchange Date, BD Transferor and its Affiliates shall, at the request of Roski, (a) take such further actions as may be reasonably necessary to vest in the applicable Roski Entity title to the BD Interest, (b) execute and deliver and file or record, such further instruments of sale, conveyance, transfer and assignment, and (c) take such other actions, as Roski may reasonably request in order effectively to sell, convey, transfer and assign the BD Interest to Roski and otherwise to effectuate the purposes hereof.

                 9.5 Maintenance of Resort Business. During the period from the Effective Date until the Exchange Date, Boomtown, Blue Diamond and BD Transferor (but not Hollywood Park, regardless of whether Hollywood Park is designated as BD Transferor) agree to operate the Resort in all material respects in the ordinary course of business at not less than the same standards of operation, maintenance, services and advertising as are in effect as of the Effective Date and agree to remain in compliance in all material respects with the Blue Diamond Lease at all times. Without limiting the foregoing, from the Effective Date until the Exchange Date Boomtown, Blue Diamond and BD Transferor agree not to transfer from the Resort any material assets thereof.

                 9.6 Director's Insurance. Boomtown shall continue to provide insurance covering Roski with respect to his actions as a director of Boomtown, to the extent that such insurance is provided for directors or former directors of Boomtown, as set forth in the Merger Agreement.

         10.     TERMINATION.

                 10.1 Termination. If (a) the Exchange Date has not occurred prior to or on June 30, 1997, or, if the Merger Agreement is extended, such later date as may then be the scheduled termination date of the Merger Agreement, or such later date as may have been agreed to by the parties in writing, or (b) the Merger Agreement has terminated in accordance with its terms, then this Agreement and the Related Agreements shall, on such date, automatically and without further action by either party, terminate and have no further force and effect. In addition, if any representation or warranty made by any party herein or in any Related Agreement shall prove to have been false, inaccurate or misleading in any material respect when made, then the party to whom such representation or warranty is made may terminate this Agreement and the Related Agreements by notice to the breaching party any time prior to the Exchange Date. In the event that this Agreement shall terminate by reason of the material falsity, inaccuracy or misleading character of any representation or warranty, the party to whom such representation or warranty is made shall retain, both before and after such termination, all rights and remedies available under applicable law.

                 10.2 Other Merger. Notwithstanding any other provision of this Agreement, if Boomtown enters into a merger or similar transaction with any person or entity other than Hollywood Park, the failure of the Merger to be consummated shall not result in the termination of this Agreement or any of the Related Agreements except as to Hollywood Park. Boomtown shall cause any such person or entity with which it plans to enter into a merger or similar transaction to become a party to this Agreement and the Related Agreements and to assume the obligations of Hollywood Park hereunder and thereunder. Nothing in this Agreement shall alter the rights or obligations of Hollywood Park and Boomtown under the Merger Agreement.

         11.     MISCELLANEOUS.

                 11.1 Changes, Waivers, etc. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing which references this Agreement and is signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

                 11.2 Payment of Fees and Expenses. Each of the parties hereto shall pay its own respective fees and expenses incurred in connection herewith. In the event of any litigation or other proceeding resulting from a dispute hereunder, the legal fees, costs and expenses of the prevailing party shall be paid by the losing party.

                 11.3 Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first-class postage prepaid, registered or certified mail, or delivered via overnight courier;

                 If to Hollywood Park:        Hollywood Park, Inc.
                                              1050 South Prairie Avenue
                                              Inglewood, California  90301
                                              Attention:  Michael Finnigan

                 with copy to:                Irell & Manella LLP
                                              1800 Avenue of the Stars
                                              Suite 900
                                              Los Angeles, CA  90067
                                              Attention:  Al Segel, Esq.

                 If to Boomtown or            Boomtown, Inc.
                 Blue Diamond:                Interstate 80/Garson Road
                                              Verdi, Nevada  89439
                                              Attention: Timothy J. Parrott

                 with copy to:                Wilson Sonsini Goodrich & Rosati
                                              650 Page Mill Road
                                              Palo Alto, California  94306
                                              Attention: John V. Roos, Esq.

                 If to any Roski Entity:      Edward P. Roski, Jr.
                                              Majestic Realty Co.
                                              13191 Crossroads Parkway North
                                              6th Floor
                                              City of Industry, California 91746

                 with a copy to:              Latham & Watkins
                                              633 West Fifth Street, Suite 4000
                                              Los Angeles, California 90071
                                              Attention: David B. Rogers, Esq.

Such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given on the date of delivery, if delivered personally, one (1) day following the date of delivery, if delivered by overnight courier or, if sent by mail, five (5) days thereafter.

                 11.4 Entire Agreement. This Agreement and the Related Agreements, including the schedules and exhibits which are incorporated into and made an integral part of this Agreement or any of the Related Agreements by reference, set forth the entire understanding of the parties and supersede all prior agreements of the parties with respect to the subject matter hereof and thereof.

                 11.5 Survival of Representations and Warranties, etc. All representations and warranties contained herein shall survive the execution and delivery of this Agreement.

                 11.6 Headings; References to Agreement. The headings of the sections of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement. References herein to "this Agreement" shall include all exhibits and schedules hereto.

                 11.7 Choice of Law; Interpretation. THIS AGREEMENT SHALL FOR ALL PURPOSES BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA (WITHOUT REFERENCE TO CONFLICTS OF LAW).

                 11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which shall together constitute but one and the same instrument. To make proof of this Agreement, it shall only be necessary to produce one such counterpart.

                 11.9 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remaining provisions of this Agreement shall be unaffected and shall continue in full force and effect.

                 11.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party may assign its rights or obligations hereunder other than to an Affiliate without the prior written approval of the other party.

                 11.11 No third Party Beneficiaries. This Agreement is not intended to confer upon any person or entity other than each party hereto (and their successors and assigns permitted hereby) any rights or remedies hereunder.

                 11.12 Waiver of Jury Trial. EACH PARTY HERETO KNOWINGLY, ABSOLUTELY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS IT MAY OTHERWISE HAVE HAD TO A TRIAL BY JURY WITH RESPECT TO OR IN CONNECTION WITH THIS AGREEMENT, THE RELATED DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

                 IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date and year first above written.

BOOMTOWN, INC.



By: /s/ TIMOTHY J. PARROTT             /s/ EDWARD P. ROSKI, JR.
    -----------------------------      ------------------------------
                                       EDWARD P. ROSKI, JR.
Title:
       --------------------------


BLUE DIAMOND HOTEL & CASINO, INC.      IVAC

                                        By:      EDWARD P. ROSKI, JR.
                                                 its General Partner

By: /s/ TIMOTHY J. PARROTT
    -----------------------------
Title:                                 /s/ EDWARD P. ROSKI, JR.
      ---------------------------      ------------------------------
                                       EDWARD P. ROSKI, JR.


HOLLYWOOD PARK, INC.                   MAJESTIC REALTY CO.


By: /s/ G. MICHAEL FINNIGAN            By: /s/ EDWARD P. ROSKI
    -----------------------------      ------------------------------
Title:                                 Title:
       --------------------------             -----------------------

                                                                       Exhibit A

                                    FORM OF
                                 MUTUAL RELEASE


         This MUTUAL RELEASE ("Mutual Release") is given and entered into as of ______ __, 199__ , by and among the following parties: (i) Edward P. Roski, Jr., IVAC and Majestic Realty Co. (collectively, the "Roski Entities") and (ii) BD Transferor, Boomtown, Blue Diamond and their respective Affiliates (collectively, the "Boomtown Entities").

         All terms used without definition herein shall have the respective meanings ascribed to such terms in the Blue Diamond Swap Agreement Dated as of August 12, 1996 (the "Swap Agreement") by and among Boomtown, Inc., Blue Diamond Hotel & Casino, Inc., Hollywood Park, Inc., Edward P. Roski, Jr., IVAC and Majestic Realty Co. to which the form of this Mutual Release is an Exhibit.

         WHEREAS, IVAC owns certain real property in Las Vegas, Nevada, on which a resort consisting of a casino, hotel, restaurant and related facilities (as more fully defined in the Swap Agreement, the "Resort") has been built by Majestic and is being operated by Blue Diamond;

         WHEREAS, Boomtown has advanced certain funds to IVAC to enable IVAC to complete development and construction of the Resort, which advances are evidenced by certain promissory notes issued by IVAC, which notes are governed by loan agreements and secured by deeds of trust on the Resort site and certain related property;

         WHEREAS, Blue Diamond has entered into a lease with IVAC for the Resort site, and has purchased and installed certain trade fixtures in the Resort;

         WHEREAS, Hollywood Park intends to enter into a strategic combination (the "Merger") with Boomtown pursuant to an Agreement and Plan of Merger dated as of April 23, 1996 by and among BD Transferor, Boomtown and HP Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Hollywood Park (as amended and in effect from time to time, the "Merger Agreement");

         WHEREAS, subject to consummation of the Merger pursuant to the Merger Agreement, Boomtown and Blue Diamond might agree to transfer their respective interests in the Resort to Hollywood Park or one or more Affiliates of Hollywood Park designated by Hollywood Park, and Hollywood Park or such Affiliate(s) might acquire and accept such interests;

         WHEREAS, it is the intent of the parties hereto that, upon consummation of the Merger pursuant to the Merger Agreement, subject to the terms and conditions set forth in the Swap Agreement, the holder of such interests in the Resort, regardless of whether such holder is then Boomtown, Blue Diamond, Hollywood Park, any designated Affiliate of Hollywood Park, or any combination thereof (any such holder(s), "BD Transferor") would exchange such interests in the Resort for the Roski Notes or would effect the same result through a series of related transactions, and, in either case, Roski would either exchange the Roski Notes Paper for such interests in the Resort (such exchange, the "Blue Diamond Swap");

         NOW, THEREFORE, in accordance with the foregoing recitals, and for good and valuable consideration receipt of which is hereby acknowledged, the parties hereto are desirous of putting to rest all disputes and controversies between them and the other parties hereto arising from, related to, or in any way connected with any and all obligations, liabilities and claims relating to the Affiliate Note, the Bridge Note, the Affiliate Loan Agreement, the Bridge Loan Agreement, the Purchase Option Agreement, the Affiliate Loan Deed of Trust, the Bridge Loan Deed of Trust, the Purchase Option Deed of Trust, the Blue Diamond Lease, the Boomtown Stockholders Agreement dated as of June 30, 1996, Boomtown, Roski and IVAC, and the Stockholders and Affiliates Agreement dated as of June 30, 1993, by and among Blue Diamond, Roski, Edward P. Roski, Sr., Boomtown, IVAC and Majestic (all such documents, instruments and agreements, collectively, the "Blue Diamond Documents"). Accordingly, each of the Boomtown Entities and the Roski Entities hereby agree and covenant as follows:

         1. Release by Roski Entities. As of the date hereof, the Roski Entities forever release, discharge and acquit the Boomtown Entities, and each Boomtown Entity's present, former or future directors, partners, principals, officers, employees, agents, trustees, attorneys, parents, subsidiaries, Affiliates, divisions, representatives, predecessors or successors, partnerships or corporations, and their respective administrators, successors and assigns, from any and all claims, demands, rights and causes of action, known or unknown, suspected or unsuspected, fixed or contingent, including, without limitation, all legal fees and costs, that they or any of them may have acquired or hereafter acquire against each or any other of them, based upon, arising from, or in any way connected with or related to the Specified Assets, the Specified Liabilities, the BD Interest, the Resort or the Blue Diamond Documents, including the obligations arising under the Blue Diamond Lease; provided, that nothing contained herein shall operate to release any Boomtown Entity from its obligations under the Swap Agreement and the Related Agreements.

         2. Release by Boomtown Entities. As of the date hereof, the Boomtown Entities forever release, discharge and acquit each of the Roski Entities, and each Roski Entity's present, former or future directors, partners, principals, officers, employees, agents, trustees, attorneys, parents, subsidiaries, affiliates, divisions, representatives, predecessors or successors, partnerships or corporations, and their respective administrators, successors and assigns, from any and all claims, demands, rights and causes of action, known or unknown, suspected or unsuspected, fixed or contingent, including, without limitation, all legal fees and costs, that they or any of them may have acquired or hereafter acquire against each or any other of them, based upon, arising from, or in any way connected with or related to the Blue Diamond Documents; provided, that nothing contained herein shall operate to release any Roski Entity from its obligations under the Swap Agreement, and the Related Agreements or from liability arising from or relating to Roski's role as a director of Boomtown. Such release shall not effect the availability to Roski of any indemnification or directors' and officers' insurance covering any claims relating to his activities as a director.

         3. Mutual Release as Defense. Each party to this Mutual Release understands, acknowledges and agrees that this Mutual Release may be pleaded as a full and complete defense to, and used as a basis for an injunction against, any action, suit or other proceeding that may be instituted, prosecuted or attempted in breach of this Mutual Release.

         4. Successors and Assigns. Each party to this Mutual Release understands, acknowledges and agrees that this Mutual Release shall be binding on each of them and upon their respective successors, representatives, and assigns.

         5. Beneficiaries. Each party to this Mutual Release understands, acknowledges and agrees that this Mutual Release inures to the benefit of all other persons described in paragraphs 1 and 2 above.

         6. Entire Agreement. Each party to this Mutual Release understands, acknowledges and agrees that this Mutual Release constitutes the entire agreement among the parties regarding the release of the matters set forth herein and that this Mutual Release may not be altered, amended, modified, or otherwise changed in any respect whatsoever except in writing signed by the parties hereto.

         7. Parties Represented by Counsel, Etc. Each party to this Mutual Release understands, represents and warrants that it has entered into this Mutual Release upon the legal advice of its attorneys, that said attorneys have explained the terms of this Mutual Release, and that each party has read, fully understands, and voluntarily accepts the terms of this Mutual Release.

         8. Authority. Each signatory to this Mutual Release who signs on behalf of another hereby warrants that he or she has the authority to sign on behalf of said person or entity.

         9. Counterparts. This Mutual Release may be executed in one or more counterparts. All executed counterparts, and each of them, shall be deemed to be one and the same instrument. Counsel for the parties to this Mutual Release shall exchange among themselves original signed counterparts.

         10. Construction. This Mutual Release or any uncertainty or ambiguity herein shall be construed as if this Mutual Release was jointly prepared by the parties hereto.

         11. GOVERNING LAW. THIS MUTUAL RELEASE, IN ALL RESPECTS, SHALL BE INTERPRETED, ENFORCED AND GOVERNED BY AND UNDER THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEVADA AS THEY EXIST ON THE DATE THAT THIS MUTUAL RELEASE IS FULLY EXECUTED BY THE PARTIES.

         12. No Transfer. Each party to this Mutual Release acknowledges, represents and warrants that it has not assigned, sold, transferred or otherwise disposed of any of the claims, demands, rights and causes of action described in paragraph 1 above except, if applicable, the transfer of the BD Interest to BD Transferor.

         13. Unknown Claims. With respect to the matters described in paragraphs 1 and 2 above, each party to this Mutual Release acknowledges that it may have sustained damages, losses, fees, costs or expenses that are presently unknown and unsuspected, and that such damages, losses, fees, costs, or expenses as may have been sustained by the party or parties hereto might give rise to additional damages, losses, fees, costs or expenses in the future. Notwithstanding such unknown claims, the parties to this Mutual Release acknowledge that each signatory hereto has been advised by an attorney concerning the effect of the Mutual Release on any and all unknown and presently unsuspected claims and such parties wish to expressly release and extinguish any and all disputes and controversies as described in paragraphs 1 and 2, above, between and among them, whether now known or unknown, which such parties hereto may have, or claim at any future time to have against any or all of the parties hereto, based in whole or in part, upon any act or omission to the date of this Mutual Release, without regard to present actual knowledge of such acts or omissions. Each party to this Mutual Release understands, acknowledges and agrees that if any fact now believed to be true is found hereafter to be other than, or different from, that which is now believed, each expressly assumes the risk of such difference in fact and agrees that this Mutual Release shall be, and will remain, effective notwithstanding any such difference in fact. As to the matters covered by this Mutual Release, each party does hereby expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of any applicable law, including the common law and any and all other provisions, rights and benefits of any state or federal law, rule or regulation.

         IN WITNESS WHEREOF, intending to be legally bound, the undersigned have caused this Mutual Release to be duly executed and delivered, to take effect as a contract under the laws of the State of Nevada as of the date first hereinabove written.

BOOMTOWN, INC.



By:
   -----------------------------------        ---------------------------------
                                              EDWARD P. ROSKI, JR.
Title:
       -------------------------------


BLUE DIAMOND HOTEL & CASINO, INC.             IVAC

                                              By:      EDWARD P. ROSKI, JR.
                                                       its General Partner
By:
    ----------------------------------

Title:
       -------------------------------        ---------------------------------
                                              EDWARD P. ROSKI, JR.


HOLLYWOOD PARK, INC.                          MAJESTIC REALTY CO.



By:                                           By:
    ----------------------------------            -----------------------------

Title:                                        Title:
       -------------------------------               --------------------------


[BD Transferor, if not named above]

By:
    ----------------------------------

Title:
       -------------------------------

                                                                     Exhibit B-1

                            FORM OF PROMISSORY NOTE


$____________
                                                         Los Angeles, California
                                                                _______ __, 199_


          FOR VALUE RECEIVED, [            ] (the "Maker") hereby absolutely
and unconditionally promises to pay to [        ] (the "Holder"), or order, in
accordance with the payment schedule set forth below, in immediately available funds, the principal amount of ____________________ Dollars ($____________), and to pay interest on the unpaid principal amount hereof at an annual rate of interest equal to the rate announced by Bank of America from time to time as its "reference rate", adjusted on the first business day of the next succeeding calendar month after any change to such rate is announced, plus one and one half percent (1.5%), in immediately available funds; payable annually in arrears on the anniversary of the issuance of this Note provided, that interest on any amounts not paid when due hereunder shall accrue at an annual rate which is two percent (2%) above the rate otherwise payable hereunder; and provided, further, that in no event shall the interest rate of this Note exceed the maximum rate permitted by applicable law. This Note is issued pursuant to the Blue Diamond Swap Agreement dated as of August 12, 1996 (the "Swap Agreement") by and among the Maker, the Holder and certain other parties named therein and constitutes one of the "Roski Notes" described therein. Capitalized terms defined in the Swap Agreement, whether directly or indirectly by reference, shall have the respective meanings herein assigned to such terms in the Swap Agreement.

          Principal obligations of the Maker evidenced hereby shall be paid in four (4) equal installments of $1,000,000 each, on each anniversary of the
issuance date of this Note, and an additional, final payment on the [       ]
anniversary thereof in an amount equal to all obligations of the Maker then outstanding hereunder.

          Upon the occurrence and during the continuance of any of the following events (each, an "Event of Default"): (i) failure to pay any interest accrued hereunder within five days following the date such payment was due, or the failure to pay any principal amount owing by the Maker hereunder when due and payable, (ii) material falsity of any representations or warranties by the Maker in the Swap Agreement, (iii) initiation of any bankruptcy, insolvency, moratorium, receivership or reorganization by or against the Maker, or (iv) acceleration of any indebtedness in excess of $1,000,000 by other creditors of the Maker, the entire unpaid principal balance of this Note, all of the unpaid interest accrued thereon and all other amounts owing in respect thereof may automatically become, in the case of a default under clauses (iii) or (iv), or may be declared, in the case of a default under clauses (i) or (ii), to be immediately due and payable. Thereupon, the Holder may proceed to enforce its rights and remedies under this Note and applicable law, all of such remedies being cumulative and not exclusive.

          No delay or omission on the part of the Holder or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or any other right of the Holder or of such holder, nor shall any delay, omission or waiver of any one occasion be deemed a bar to or waiver of the same or any other right or any other occasion. The Maker and every endorser and guarantor of this Note regardless of the time, order or place of signing hereby waives presentment, demand, protest and notice of every kind, and assents to any extension or postponement of the time for payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person or entity primarily or secondarily liable.

          All costs incurred in any litigation arising from this Note shall be borne by the prevailing party. All other expenses of enforcement of the Holder's rights hereunder (including reasonable legal and other professional fees) shall be for the account of the Maker.

          THIS NOTE SHALL FOR ALL PURPOSES BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA (WITHOUT REFERENCE TO CONFLICTS OF LAW).

          This Note shall be binding upon the Maker's successors and assigns, and shall inure to the benefit of the Holder's successors and assigns.

          IN WITNESS WHEREOF, the Maker has caused this Note to be [duly] executed [by its duly authorized officer] to take effect as of the date first hereinabove written.


                                    [Maker]


                                    By: ____________________________

                                    [Title: __________________________]

                                                                     Exhibit B-2

                            FORM OF PROMISSORY NOTE


                      $____________Los Angeles, California
                                _______ __, 199_


          FOR VALUE RECEIVED, [            ] (the "Maker") hereby absolutely
and unconditionally promises to pay to [        ] (the "Holder"), or order, in
accordance with the payment schedule set forth below, in immediately available funds, the principal amount of ____________________ Dollars ($____________), and to pay interest on the unpaid principal amount hereof at an annual rate of interest equal to the rate announced by Bank of America from time to time as its "reference rate", adjusted on the first business day of the next succeeding calendar month after any change to such rate is announced, plus one half percent (.5%), in immediately available funds; payable annually in arrears on the anniversary of the issuance of this Note provided, that interest on any amounts not paid when due hereunder shall accrue at an annual rate which is two percent (2%) above the rate otherwise payable hereunder; and provided, further, that in no event shall the interest rate of this Note exceed the maximum rate permitted by applicable law. This Note is issued pursuant to the Blue Diamond Swap Agreement dated as of August 12, 1996 (the "Swap Agreement") by and among the Maker, the Holder and certain other parties named therein and constitutes one of the "Roski Notes" described therein. Capitalized terms defined in the Swap Agreement, whether directly or indirectly by reference, shall have the respective meanings herein assigned to such terms in the Swap Agreement.

          Principal obligations of the Maker evidenced hereby shall be paid in full on the third anniversary of the issuance date of this Note in an amount equal to all obligations of the Maker then outstanding hereunder.

          Upon the occurrence and during the continuance of any of the following events (each, an "Event of Default"): (i) failure to pay any interest accrued hereunder within five days following the date such payment was due, or the failure to pay any principal amount owing by the Maker hereunder when due and payable, (ii) material falsity of any representations or warranties by the Maker in the Swap Agreement, (iii) initiation of any bankruptcy, insolvency, moratorium, receivership or reorganization by or against the Maker, or (iv) acceleration of any indebtedness in excess of $1,000,000 by other creditors of the Maker, the entire unpaid principal balance of this Note, all of the unpaid interest accrued thereon and all other amounts owing in respect thereof may automatically become, in the case of a default under clauses (iii) or (iv), or may be declared, in the case of a default under clauses (i) or (ii), to be immediately due and payable. Thereupon, the Holder may proceed to enforce its rights and remedies under this Note and applicable law, all of such remedies being cumulative and not exclusive.

          No delay or omission on the part of the Holder or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or any other right of the Holder or of such holder, nor shall any delay, omission or waiver of any one occasion be deemed a bar to or waiver of the same or any other right or any other occasion. The Maker and every endorser and guarantor of this Note regardless of the time, order or place of signing hereby waives presentment, demand, protest and notice of every kind, and assents to any extension or postponement of the time for payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person or entity primarily or secondarily liable.

          All costs incurred in any litigation arising from this Note shall be borne by the prevailing party. All other expenses of enforcement of the Holder's rights hereunder (including reasonable legal and other professional fees) shall be for the account of the Maker.

          THIS NOTE SHALL FOR ALL PURPOSES BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA (WITHOUT REFERENCE TO CONFLICTS OF LAW).

          This Note shall be binding upon the Maker's successors and assigns, and shall inure to the benefit of the Holder's successors and assigns.

          IN WITNESS WHEREOF, the Maker has caused this Note to be [duly] executed [by its duly authorized officer] to take effect as of the date first hereinabove written.


                                    [Maker]


                                    By: ____________________________

                                    [Title: __________________________]

                                                                       EXHIBIT C


                                    FORM OF
                             TERMINATION AGREEMENT


          This Termination Agreement (this "Agreement") is made as of this __ day of ____, 199_, by and among Boomtown, Inc., a Delaware corporation ("Boomtown"), Blue Diamond Hotel & Casino, Inc., a Nevada corporation and a wholly-owned subsidiary of Boomtown ("Blue Diamond"), Hollywood Park, Inc., a Delaware corporation ("Hollywood Park") [Blue Diamond Transferor, if not already named ("BD Transferor")], Edward P. Roski, Jr., an individual residing in California ("Roski"), Majestic Realty Co., a California corporation ("Majestic") and IVAC, a California general partnership of which Roski is a general partner ("IVAC").

          WHEREAS, the parties hereto have entered into a Blue Diamond Swap Agreement dated as of August 12, 1996 (as amended and in effect from time to time, the "Swap Agreement");

          WHEREAS, it is a condition precedent to the consummation of the Blue Diamond Swap (as defined in the Swap Agreement), that the parties hereto terminate their respective obligations under the Blue Diamond Documents (as defined below) on the terms set forth herein;

          NOW THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          Section 1.      Definitions.

                  (a) "Blue Diamond Documents" shall mean, collectively, the Stockholders and Affiliates Agreement dated as of June 30, 1993, the Affiliate Note, the Bridge Note, the Affiliate Loan Agreement, the Bridge Loan Agreement, the Purchase Option Agreement, the Affiliate Loan Deed of Trust, the Bridge Loan Deed of Trust, the Purchase Option Deed of Trust and the Blue Diamond Lease, the Boomtown Stockholders Agreement dated as of June 30, 1996, Boomtown, Roski and IVAC, and the Stockholders and Affiliates Agreement dated as of June 30, 1993, by and among Blue Diamond, Roski Edward P. Roski, Sr., Boomtown, IVAC and Majestic.

                  (b) "Note Documents" shall mean (i) the Indenture dated as of November 1, 1993, by and among Boomtown, Blue Diamond, certain of their affiliates and First Trust National Association as trustee and (ii) the documents listed in Sections 5.3(h), (i) and (j) of the Swap Agreement.

                  (c) Terms defined in the Swap Agreement (whether directly or indirectly by reference) and used herein without definition shall have the respective meanings herein assigned to such terms in the Swap Agreement.

                                                                       EXHIBIT C


          Section 2. Satisfaction or Waiver of Conditions Precedent. Each of the parties hereto acknowledges that the conditions precedent to its obligation to effect the Blue Diamond Swap have been satisfied or waived. The Designated Roski Entity hereby accepts the BD Interest in its present condition, and acknowledges receipt of the Blue Diamond Documents. No liabilities arising under the Blue Diamond Documents shall survive such termination; provided, that the foregoing shall not be construed to relieve the applicable parties of the Surviving Indemnities or any liabilities arising under the Swap Agreement or the Related Documents or in connection with the transactions contemplated thereby.

          Section 3. Termination of Blue Diamond Documents. Each of the Blue Diamond Documents shall be automatically terminated as of the date of this Agreement, without the necessity of further action by any party, and shall have no further force or effect.

          Section 4. Release. Each party hereto is delivering the Release contemporaneously with this Agreement.

          Section 5.      Release of Collateral Security.   The Roski Entities
acknowledge receipt, as of the date hereof, of termination statements, releases, discharges, quitclaim deeds and other appropriate documents and instruments to terminate of record each of the filings and recordings listed on
Schedule 1 hereto. Each of the parties hereto (a) acknowledges that any other party may record or file the discharges, termination statements, quitclaim deeds and similar documents delivered to such party pursuant to the Swap Agreement, to evidence of record the release of the security interests and liens granted pursuant to the Blue Diamond Documents and the Note Documents, and (b) agrees to execute and deliver such additional documents and instruments, and take such other action, as any other party may reasonably request to release of record all such security interests and liens, all at the expense of the requesting party.

          Section 6. Counterparts. This Agreement may be executed in any number of counterparts, which shall together constitute but one and the same agreement. To make proof of this Agreement, it shall only be necessary to produce one such counterpart.

          Section 7. GOVERNING LAW. THIS AGREEMENT SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA (WITHOUT REFERENCE TO CONFLICTS OF LAW).

          IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized representative to execute this agreement to take effect under the laws of the State of Nevada as of the date first hereinabove written.


BOOMTOWN, INC.



By:
   -----------------------------------        ---------------------------------
                                              EDWARD P. ROSKI, JR.
Title:
       -------------------------------


BLUE DIAMOND HOTEL & CASINO, INC.             IVAC

                                              By:      EDWARD P. ROSKI, JR.
                                                       its General Partner
By:
    ----------------------------------

Title:
       -------------------------------        ---------------------------------
                                              EDWARD P. ROSKI, JR.


HOLLYWOOD PARK, INC.                          MAJESTIC REALTY CO.



By:                                           By:
    ----------------------------------            -----------------------------

Title:                                        Title:
       -------------------------------               --------------------------


BD Transferor, if not named above

By:
    ----------------------------------

Title:
       -------------------------------